Exhibit 99.1

PFSweb Announces Results of 2014 Annual Meeting of Stockholders

ALLEN, Texas – June 27, 2014 – PFSweb, Inc. (NASDAQ: PFSW), a global provider of end-to-end eCommerce solutions, held its Annual Meeting of Stockholders today, June 27, 2014 in Allen, Texas.

All corporate proposals were approved by the Company’s stockholders, including the election of four directors, Mr. Benjamin Rosenzweig, Ms. Monica Luechtefeld, Mr. Michael Willoughby and Mr. Shinichi Nakagura; the approval of an amendment to the Company’s Employee Stock and Incentive Plan to increase the number of shares of Common Stock issuable thereunder; the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers; and the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014.

About PFSweb, Inc.

PFSweb (NASDAQ: PFSW) is an international business process outsourcing provider of end-to-end eCommerce solutions. The company provides these solutions and services to major brand names and other companies seeking to optimize their supply chain and enhance their traditional and online business channels, which include both direct-to-consumer and business-to-business sales channels. PFSweb supports organizations across various industries, including Procter & Gamble, L’Oreal, LEGO, Columbia Sportswear, Ricoh, Roots Canada Ltd., Diageo, BCBGMAXAZRIA, T.J. Maxx, the United States Mint, and many more. PFSweb is headquartered in Allen, TX with additional locations in Tennessee, Mississippi, Canada, Belgium, and the Philippines. For more information, please visit www.pfsweb.com or download the free PFSweb IR App on your iPhone, iPad or Android device.

Investor Relations:

Liolios Group, Inc.

Cody Slach or Greg Falesnik

Tel 1-949-574-3860

PFSW@liolios.com